                                                                    EXHIBIT 8(L)

SEI INVESTMENTS Oaks, Pennsylvania 19456

April 1, 1998

William J. Klipp
President and Chief Operating Officer
Schwab Capital Trust
Schwab Annuity Portfolios
101 Montgomery Street
San Francisco, CA 94104

Re: Accounting Services Agreement

Dear Mr. Klipp:

Notwithstanding Schedule C of the Accounting Services Agreement by and among Schwab Capital Trust and Schwab Annuity Portfolios and SEI Fund Resources, it is agreed that the minimums as stated on Schedule C (i.e. $65,000, $75,000 and $15,000, as the case may be) will be waived with respect to the relevant Fund or class for a period of twelve months from the date of conversion of such Fund or the inception of a new Fund or class.

                              SCHWAB CAPITAL TRUST
                              SCHWAB ANNUITY PORTFOLIOS

                              By   /s/ William J. Klipp
                                   ----------------------------
                                   Name: William J. Klipp
                                   Title: President and Chief Operating Office

                              SEI FUND RESOURCES

                              By /s/ Todd Cipperman
                                 ------------------------------
                                 Name: Todd Cipperman
                                 Title: Vice President and Assistant Secretary

cc: Frances Cole, Esq.

                          ACCOUNTING SERVICES AGREEMENT

      THIS AGREEMENT is made as of this 1st day of April, 1998, by and among Schwab Capital Trust and Schwab Annuity Portfolios (each a "Trust", or collectively, the "Trusts"), each of which is a Massachusetts business trust, on behalf of those Funds (each a "Fund", or collectively, the "Funds"), listed on Schedule A, as it may be amended from time to time, and SEI Fund Resources ("SEI"), a Delaware business trust.

      WHEREAS, each of the Trusts desires SEI to provide, and SEI is willing to provide, fund accounting services to the Funds and to each class (each a Class, or collectively, the "Classes") listed on Schedule A upon the terms and conditions hereinafter set forth:

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, each Trust and SEI hereby agree as follows:

      ARTICLE 1. Retention of SEI. Each Trust hereby retains SEI to act as fund accounting agent for the Funds and to furnish the Funds with the services described herein. SEI hereby accepts such employment and agrees to perform the duties set forth herein. SEI shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trusts in any way and shall not be deemed an agent of the Trust.

      ARTICLE 2. Delivery of Documents; Authority. Each Trust shall furnish SEI with copies, properly certified or authenticated, of the governing documents for each of the Funds and such other documents as may be reasonably necessary to the performance by SEI of the services set forth in this Agreement. Each Trust agrees to furnish SEI with any amendments or supplements to such documents.

      Each Trust represents and warrants that all appropriate action has been taken by it and all other necessary persons or entities to authorize the appointment of SEI to perform the services contemplated by this Agreement with respect to each of the Funds.

      SEI represents and warrants that all appropriate action has been taken by it and all other necessary persons or entities to authorize the appointment of SEI to perform the services contemplated by this Agreement with respect to each of the Funds.

      SEI undertakes to comply with all applicable requirements of the securities and commodities laws, and any laws, rules or regulations of governmental authorities having jurisdiction with respect to all duties to be performed by SEI under this Agreement.

      ARTICLE 3. Fund Accounting Services. SEI shall perform the services and compile the records set forth on Schedule B. In providing services under this Agreement, SEI shall provide the Funds with all necessary office space, equipment (including back-up facilities in the event of equipment or systems failure), personnel compensation and facilities for handling the fund accounting responsibilities for the Funds. SEI shall enter into and maintain in effect with appropriate parties agreements making adequate provision for emergency use of electronic data processing equipment. SEI shall take all reasonable steps necessary to minimize service disruptions. SEI shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.


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
      ARTICLE 4. Computation of Net Asset Value, Public Offering Price; Valuation of Securities.

      (a) When computing the net asset value per share of a Fund, SEI will follow the specific provisions of the Fund's Registration Statement. In general, such computation will be made by dividing the value of each Fund's securities, cash and any other assets, less its liabilities, by the number of shares of the Fund outstanding. Such computation will be made on each day required by each Fund's Registration Statement.

      (b) Securities will be valued in accordance with the specific provisions of each Fund's Registration Statement, as amended from time to time. SEI may use one or more external pricing services. SEI shall not be liable for any loss, cost, damage, claim or other matter incurred by or assessed against the Fund, regardless of how characterized, based on or resulting from the inaccuracy or other deficiency in any information or data provided to SEI by any such pricing service and used by SEI in the performance of these services hereunder, provided that SEI has used reasonable care in the selection of the pricing agent. SEI will provide daily to Charles Schwab Investment Management, Inc. ("CSIM") by 7:00 p.m. Eastern time via fax or other electronic delivery medium, the securities prices used in calculating the net asset value of each Fund for its use in preparing exception reports generated for those prices on which CSIM has a comment. Further, upon receipt of the exception reports generated by CSIM, SEI will diligently pursue communication regarding exception reports with the designated pricing agent. SEI shall provide CSIM with notice as soon as possible upon the occurrence of an event that would cause a reasonable person to conclude that the pricing agent is acting negligently or with willful misfeasance.

      ARTICLE 5. Duration and Termination of this Agreement. This Agreement shall become effective on the dates set forth in Schedule A and shall remain in effect for the initial term of the Agreement (the "Initial Term") and each renewal term thereof (each, a "Renewal Term"), each as set forth under Schedule C, unless terminated in accordance with the provisions of this Article 5. This Agreement may be terminated only: (a) by the mutual written agreement of the parties; (b) by either party hereto on 60 days' written notice, as of the end of the Initial Term or at any time during any Renewal Term; (c) except for any situation under section (g) hereof any party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such breach at least 30 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; (d) effective upon the filing of a petition for bankruptcy or seeking protection from creditors of any party; (e) as to any Fund, effective upon the liquidation of such Fund; (f) effective upon the liquidation of SEI; and (g) in the event, however, of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties by SEI at any time during the term of this Agreement, the Trusts have a right to terminate this Agreement immediately upon notice to SEI; however, to the extent that the Trusts' rights under this provision arise solely due to gross negligence then the Trusts may terminate this Agreement only if SEI fails to eliminate such gross negligence immediately upon demand from the Trusts. If the Trusts authorize a cure period, SEI shall take steps promptly following such demand (but in any event within 30 days thereafter) to preclude the recurrence of such gross negligence. If such gross negligence is not cured within the cure period, this Agreement shall terminate effective as of the first date following the cure period'. For purposes of this Article 5, the term "liquidation" shall mean a transaction in which the assets of a Fund are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.


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
      ARTICLE 6. Compensation of SEI. For the services to be rendered by SEI pursuant to this Agreement, the Trusts shall pay to SEI compensation at the rate specified in Schedule C. The Trust's shall also reimburse SEI for its reasonable out of pocket expenses as are agreed upon in advance by the parties from time to time. SEI shall maintain detailed information about the compensation and expenses allocated to the Trusts by Fund and by Class and shall provide this detail to the Trusts in its monthly billings. Any revised Schedule C agreed to by the parties shall be dated and signed by a duly authorized officer of the Trusts and by a duly authorized officer of SEI. SEI shall in no way be responsible for paying any expenses of the Funds not otherwise allocated herein, including without limitation, the cost of pricing services. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, SEI's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

      ARTICLE 7. Limitation of Liability

      (a) The duties of SEI shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against SEI hereunder. SEI shall not be liable for any error of judgment or mistake of law or for any loss (collectively, "Losses") arising out of any act or omission in carrying out its duties hereunder, except for those Losses resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties or Losses arising out of or related to a breach by SEI of its warranty and obligations set forth in Article 10. hereto. (As used in this Article, references to SEI shall include officers, employees and other agents of SEI and its affiliates.) SEI may apply to the Funds at any time for instructions and may consult counsel for the Funds or its own counsel and with accountants and other experts with respect to any matter arising in connection with its duties, and SEI shall not be liable to the Funds for any action taken or omitted by it in good faith in accordance with the opinion of counsel for the Funds, Schwab or their accountants or other experts.

      (b) So long as SEI acts without willful misfeasance, bad faith, gross negligence, or reckless disregard for its duties, the Trusts shall indemnify SEI and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, liabilities, damages, costs and charges (including reasonable counsel fees and disbursements), arising directly or indirectly out of services rendered hereunder. The indemnity provisions set forth herein shall indefinitely survive the termination of this Agreement.

     ARTICLE 8. Recordkeeping. SEI shall maintain all records specified in this Agreement pursuant to Rules 31 a-1 and 31 a-2 under the 1940 Act. All such records shall be prepared and maintained at the expense of SEI, but shall be the property of the relevant Fund and will be made available to or surrendered promptly to such Fund or its designee on the request of either the Fund or CSIM. SEI shall assist CSIM, the Funds' independent auditors, or upon approval of the relevant Fund, or upon demand, any regulatory body, in any requested review of such Fund's accounts and records but shall be reimbursed for all expenses and employee time invested in any such review of accounts and records outside of the expenses and employee time routinely and normally expended by SEI as part of a regulatory review and audit. Upon receipt of the necessary information, SEI shall supply the necessary data for a Fund's completion of any necessary tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as such Fund and SEI shall agree upon from time to time.


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
     ARTICLE 9. Confidentiality. SEI agrees to keep confidential all records of the Trusts and information relative to each Fund and its shareholders, unless the release of such information is otherwise consented to in writing by the Trust. SEI agrees that should the Trusts be required to provide any information or records to regulatory bodies (who may institute civil or criminal contempt proceedings for a failure to comply), SEI must notify the Trusts' and obtain their consent prior to disclosing any information, unless such disclosure is required by law.

     ARTICLE 10. Year 2000 Compliance. SEI warrants that all software code owned by or under SEI's control, used in the performance of SEI's obligations under this contract, will be Year 2000 compliant. For purposes of this paragraph, "Year 2000 Compliant" means that the software will continue to operate beyond December 31, 1999 and without creating any logical, mathematical or programming inconsistencies concerning any date after December 31, 1999 and without decreasing the functionality of the system applicable to dates prior to January 1, 2000 including, but not limited to, making changes to [a] date and data century recognition; [b] calculations which accommodate same- and multi- century formulas and date values; and [c] input/output of date values which reflect century dates.

     ARTICLE 11. Activities of SEI. The services of SEI rendered to the Funds are not exclusive. SEI is free to render such services to others and to have other businesses and interests so long as its services hereunder are not hindered thereby.

     ARTICLE 12. Amendment; Assignment. This Agreement may only be amended or modified by all parties hereto. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned by any party without the written consent of all parties hereto. If a successor fund accountant shall be appointed by the Trusts, upon termination of this Agreement, SEI shall deliver all records and property of the Trusts held by SEI to the successor fund accountant.

     ARTICLE 13. Trustees' Liability. A copy of the Declaration of Trust for the Trusts is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trusts as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trusts individually, but are binding only upon the assets and property of the Fund in question. The Names "Schwab Annuity Portfolios, " "Schwab Capital Trust," "Trustees of Schwab Annuity Portfolios" and "Trustees of Schwab Capital Trust" refer, respectively, to the Trusts created and the Trustees, as trustees but not individually or personally, acting from time to time under the applicable Declarations of Trust which are hereby referred to and copies of which are on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal office of the Trusts. The obligations of "Schwab Annuity Portfolios" and "Schwab Capital Trust," entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, representatives of the Trusts personally, but bind only the property of the Funds in question, and all persons dealing with any class of shares of the Funds must look solely to the Funds property belonging to such class for the enforcement of any claims against the Funds.

      ARTICLE 14. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trusts, at 101 Montgomery Street, San Francisco, CA 94104, Attention:
Secretary and if to SEI, at One Freedom Valley Drive, Oaks, PA 19456.


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
      ARTICLE 15. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of California, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      ARTICLE 16. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

      ARTICLE 17. Binding Agreement. This Agreement, and the rights and obligations of the parties and the Funds hereunder, shall be binding on, and inure to the benefit of the parties and the Funds and the respective successors and assigns of each of them.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                             SCHWAB CAPITAL TRUST
                             SCHWAB ANNUITY PORTFOLIOS

                             By /s/ William J. Klipp
                                ----------------------------
                                Name: William J. Klipp
                                Title: President and Chief Operating Officer

                             SEI FUND RESOURCES

                             By /s/ Todd Cipperman
                                ---------------------------
                                Name: Todd Cipperman
                                Title: Vice President and Assistant Secretary


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
                                   SCHEDULE A

                                  LIST OF FUNDS

          Name of Fund                                           Date
          ------------                                           ----
    Asset Director-High Growth Fund                              4/30/98
    Asset Director-Balanced Growth Fund                          4/30/98
    Asset Director-Conservative Growth Fund                      4/30/98
    Asset Director-Aggressive Growth Fund                        4/15/98
    International Index Fund: Investor Shares, Select Shares     4/30/98
    Small-Cap Index Fund: Investor Shares, Select Shares         4/30/98
    OneSource Funds-International                                4/30/98
    OneSource Funds-Balanced Allocation                          4/30/98
    OneSource Funds-Growth Allocation                            4/30/98
    OneSource Funds-Small-Company Fund                           4/30/98
    Asset Director-High Growth Portfolio                         4/30/98



                             SCHWAB CAPITAL TRUST
                             SCHWAB ANNUITY PORTFOLIOS

                             By  /s/ William J. Klipp
                                 -------------------------------
                                 Name:   William J. Klipp
                                 Title:  President and Chief Operating Officer

                             SEI FUND RESOURCES

                             By  /s/  Todd Cipperman
                                 -------------------------------
                                 Name:  Todd Cipperman
                                 Title: Vice President and Assistant Secretary

                                   SCHEDULE B

Fund Accounting:

1.    Maintain general ledger accounts

2. Calculate NAV (with a primary backup at all times) by the NASDAQ deadline (by 6:30 PST in the case of the OneSource portfolios)

3. Perform securities valuation; notify pricing committee on Fair Valued Securities

4. Verify daily the underlying funds' NAVS with the underlying funds' transfer agent or fund accountant

5.    Maintain tax lots for portfolio holdings

6.    Bifurcate currency vs. security gains/losses

7.    Record investment purchases and sells

8.    Record and verify daily income accruals

9. Record, verify expense accruals and monitor CSIM reimbursements and CSIM waivers both by fund and class

10. Monitor daily collateral asset segregation for Repos, securities lending, futures and etc.

11.   Reconcile cash and positions daily with custodians

12.   Compute investable cash; monitor O/D and line of credit outstanding

13. Oversee custodian's activities (settlements, tax reclaims, corporate actions, etc.)

14.   Complete the daily information sheet and investment management report

15. Record fund purchases, redemptions and reconcile outstanding shares daily with transfer agent

16.   Provide month end proof

17. Perform tax compliance quarterly, including the short-short calculation (until states conform to Federal Code) seven business days before fiscal quarter end 18. Complete weekly 3% portfolio compliance check for OneSource Portfolios (until the Exempt Order is granted)

19. Calculate total returns and yields including external distribution of information

20. Prepare statistics for Board meeting and external agents (reporting services)

21. Prepare and coordinate the calendar quarter financial summaries for the Board

22.   Maintain book/tax differences and conform to SOPs

23.   Calculate fund distribution for both excise and income taxes

24.   Coordinate annual audit

25.   Prepare and file N-SAR, 24F-2 and N30D through EDGAR

26.   Monitor financial D&O and E&O coverage quarterly

27.   Consult on general legal and tax issues

28.   Prepare monthly service report card

29.   Attend quarterly in-person service review meetings

30.   Prepare and update accounting policies and operational procedures manual

31.   Assist in the SEC examination

32.   Comply with Article 10. Year 2000 compliance provisions


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
                                   SCHEDULE C
                      TO THE ACCOUNTING SERVICES AGREEMENT
                                     BETWEEN
               SCHWAB CAPITAL TRUST AND SCHWAB ANNUITY PORTFOLIOS
                                       AND
                               SEI FUND RESOURCES
                                  APRIL 1, 1998

FEES:

      The Trusts shall pay SEI as compensation for the services performed and the facilities and personnel provided by SEI pursuant to this Agreement, the following fee:

(a) with respect to each Fund that invests primarily in U.S. securities, the greater of (i) $65,000 (Sixty-five thousand dollars) or (ii) the product of the Basis Point Multiplier (as defined below) and the average daily net assets of such Fund; plus

(b) with respect to each Fund that invests primarily in non-U.S. securities, the greater of (i) $75,000 (Seventy-five thousand dollars) or (ii) the product of the Basis Point Multiplier and the average daily net assets of such Fund; plus

(c) with respect to each class of shares other than the first class of shares of each Fund, $15,000 (Fifteen thousand dollars).

"Basis Point Multiplier" means a fraction, (a) the numerator of which is the sum of the following:

      (i) 0.04% (4 basis points) of the combined value of the average daily net assets of the Funds (the "Combined Assets") with respect to those assets that are less than or equal to $1 Billion (One Billion U.S. Dollars); plus

      (ii) 0.03% (3 basis points) of the Combined Assets with respect to those assets that are greater than $1 Billion (One Billion Dollars) but less than or equal to $2 Billion (Two Billion Dollars); plus

      (iii) 0.02% (2 basis points) of the Combined Assets with respect to those assets that are greater than $2 Billion (Two Billion Dollars) but less than or equal to $3 Billion (Three Billion Dollars); plus

      (iv) 0.015% (1.5 basis points) of the Combined Assets with respect to those assets that are greater than $3 Billion (Three Billion Dollars) but less than or equal to $4 Billion (Four Billion Dollars); plus

      (v) 0.01% (One basis point) of the Combined Assets with respect to those assets that are in excess of $5 Billion (Five Billion Dollars) but less than or equal to $20 Billion (Twenty Billion Dollars); plus

      (vi) 0.0075% (Three quarters of One Basis Point) of the Combined Assets with respect to those assets that are in excess of $20 Billion (Twenty Billion Dollars) and

(b)  the denominator of which is the Combined Assets.


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
All fees payable to SEI shall accrue from the date indicated for such Fund in Schedule A to this Agreement and be calculated daily based on the daily net assets of each Fund. SEI's fee shall be payable monthly in arrears from the last business day of each month for the Funds.

TERM:

The ten-n of this Agreement shall commence on the first date indicated in Schedule A hereto (the "Commencement Date") and shall remain in effect for a period of three years (the "Initial Term"). This agreement shall continue in effect for successive periods of 1 year (each, a "Renewal Term") after the Initial Term, unless terminated by either party in accordance with Article 5 of the Agreement.


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